Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in these Registration Statement Nos. 333-25277, 333-40307, 333-32318, 333-41384, 333-53776, 333-57378, 333-73982, 333-100837, 333-109627, 333-113200, 333-119640, 333-125448, 333-128098, 333-133564, 333-138337, 333-139835, 333-147034, 333-149375, 333-154867, and 333-162696 on Form S-8 of our reports dated June 18, 2010, relating to the consolidated financial statements and financial statement schedule of NetApp, Inc. and its subsidiaries (collectively, the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended April 30, 2010.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
June 18, 2010